ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of November 1, 2007 between HouseValues, Inc., a Washington corporation (the "Buyer"), Realty Generator, LLC, a Delaware limited liability company (the "Company"), Tom Ray and Justin Tracy, the sole members of the Company (together, the "Members" and individually, a "Member") and Blackwater Realty, LLC, a North Carolina limited liability company, an Affiliate of the Company ("Blackwater").

RECITALS

A. The Company and Blackwater are in the business of providing products and services to the real estate industry (the "Business").

B. Buyer wishes to purchase from the Company, and the Company wishes to sell, assign and transfer to Buyer, substantially all of the assets and properties of the Company, and Buyer wishes to purchase from Blackwater and Blackwater wishes to sell, assign and transfer to Buyer, all of the Contracts relating to the Business to which Blackwater is a party and any other assets and properties of Blackwater, if any, used in the Business (subject to certain exclusions specified in Section 1.1(c)) subject to the terms and conditions set forth herein.

AGREEMENT

In consideration of the terms hereof, the parties agree as follows:

ARTICLE I - PURCHASE AND SALE

1.1 Purchase of Assets

(a) Subject to the terms and conditions hereof, at the Closing, the Company, shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Company its respective rights, title and interest in and to all properties, assets and rights of the Company, of every nature, whether real, personal, tangible, intangible or otherwise, and whether now existing or hereinafter acquired (other than the Excluded Assets), wherever located, and Blackwater, shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Blackwater all of the Contracts relating to the Business to which Blackwater is a party and any assets and properties of Blackwater, if any, used in the Business (other than the Excluded Assets) (collectively, the "Assets"), including, without limitation, all such items in the following categories:

(i) all cash and cash equivalents of the Company and Blackwater;

(ii) all bank accounts of the Company and Blackwater;

(iii) all goodwill and similar intangible assets associated with the Business, including but not limited to the Company's work force and relationships with customers, suppliers and vendors;

(iv) all rights relating to prepayments by the Company and Blackwater to any vendor, deferred charges, security deposits and similar items;

(v) all of the Company's and Blackwater's accounts receivable, notes, bonds and other rights to receive payments from any Person (collectively, the "Acquired Accounts Receivable");

(vi) all rights relating to prepayments to the Company and Blackwater;

(vii) all computers, servers and related hardware and equipment, furnishings and similar property of the Company and Blackwater;

(viii) all Company IP;

(ix) all rights under the Contracts listed on Disclosure Schedule 3.10(a), including any and all rights to receive payment, goods or services and to assert claims and take other actions thereunder;

(x) copies of all books and records of the Company and Blackwater, including all tax records, accounting records, bank records, communications with accountants, attorneys, and other corporate advisors;

(xi) all Permits, including pending applications therefor or renewals thereof, to the extent their transfer is permitted by law;

(xii) all claims, demands, lawsuits and judgments with respect to the Business or the ownership, use or value of any Asset (whether before or after the Closing Date), including the right to bring such claims, demands and lawsuits or enforce such judgments; and

(xiii) all domain names registered in the name of any Member or any third party that are used in the Business.

(b) Buyer's purchase of the Assets hereunder shall be a full and complete transfer of all of the Company's and Blackwater's rights, title and interest in and to the Assets throughout the world. At the Closing, the Assets shall be transferred to Buyer free and clear of all Encumbrances whatsoever.

(c) Notwithstanding the provisions of Section 1.1 or any other provision hereof or any schedule or exhibit hereto, the Company shall retain and not transfer, and Buyer shall not purchase or acquire, the following assets (collectively, the "Excluded Assets"):

(i) RESERVED;

(ii) Any Employee Benefit Plan or the assets of any Employee Benefit Plan; and

(iii) the limited liability certificates of the Company and Blackwater, taxpayer and other identification numbers, seals and other documents relating to the organization and existence of each of the Company and Blackwater as a limited liability company and all original tax records, accounting records, bank records, communications with accountants, attorneys, and other corporate advisors.

(d) Subject to the terms and conditions hereof, at the Closing, Buyer shall assume and agree to pay and discharge when due the following Liabilities (collectively, the "Assumed Liabilities"):

(i) all liabilities, obligations and commitments arising out of the Contracts listed on Disclosure Schedule 3.10(a), other than the Excluded Liabilities;

(ii) the Company's accounts payable to suppliers and vendors reflected in the Financial Statements or the Blackwater Financial Statements or incurred by the Company or Blackwater in the ordinary course of business since the Balance Sheet Date through the Closing (collectively, the "Assumed Accounts Payable"); and

(iii) all other liabilities reflected in the Financial Statements or the Blackwater Financial Statements or incurred by the Company or Blackwater in the ordinary course of business since the Balance Sheet Date through the Closing, other than the Excluded Liabilities.

(e) Except for the Assumed Liabilities, Buyer shall not assume any Liabilities whatsoever of the Company or Blackwater (collectively, the "Excluded Liabilities"), including, but not limited to:

(i) any Liabilities relating to Excluded Assets;

(ii) any Liabilities relating to the Assets or to the operation of the Business prior to the Closing;

(iii) any Liabilities for Taxes of the Company, Blackwater or the Members, or for which the Company, Blackwater or the Members may otherwise be liable (including, without limitation, pursuant to Section 5.3 hereof, as a transferee or successor, by contract or pursuant to any law, rule, or regulation), or which relate to the ownership of the Assets or the operation of the Business on or prior to the Closing;

(iv) any litigation relating to the Assets or to the operation of the Business in either case to the extent arising from facts occurring prior to the Closing;

(v) any Liabilities not related to the Business;

(vi) any Liabilities with respect to any employee, independent contractor or other service provider arising prior to, or as a result of or in connection with the termination by the Company or Blackwater of such person at, the Closing (including any bonus obligations);

(vii) any Liabilities related to any option to purchase or similar right to share in the appreciation of the value of the Company's or Blackwater's equity, whether or not arising under an Employee Benefit Plan;

(viii) any Liabilities relating to the non-existence or lack of validity of a work-for-hire agreement with the Company or Blackwater with respect to Company-Owned IP;

(ix) any Company Transaction Expenses; and

(x) any Liabilities with respect to or arising under any Employee Benefit Plan.

1.2 Consideration for Assets

The aggregate consideration for the Assets (the "Purchase Price") shall consist of the Closing Amount (minus the Closing Deficit, if any), the Contingency Payments, if any, and the Segment EBITDA Payments, if any, payable as set forth in this Section 1.2.

1.2.1 Closing Consideration

Buyer shall pay the Company, by wire transfer at the Closing, a total of $9,999,000 minus the Holdback Amount, and shall pay Blackwater, by wire transfer at the Closing, $1,000 (the "Closing Amount").

1.2.2 Contingency Payments

1.2.2(a) Payment of Contingency Payments

Buyer shall pay the Company in cash a contingency payment (the "2008 Contingency Payment"), based on the Average Revenue (as defined below) of the Business per month for the three-month period ending December 31, 2008 ("2008 Q4 Average Revenue"), and Buyer shall pay the Company an additional contingency payment (the "2009 Contingency Payment"), based on the Average Revenue of the Business per month for the three-month period ending June 30, 2009 ("2009 Q2 Average Revenue") as follows:

(a) If the 2008 Q4 Average Revenue is equal to or greater than $750,000, the 2008 Contingency Payment shall be $1,000,000.

(b) If the 2009 Q2 Average Revenue is equal to or greater than $950,000, but less than $1,150,000, the 2009 Contingency Payment shall be $500,000. If the 2009 Q2 Average Revenue is equal to or greater than $1,150,000, the 2009 Contingency Payment shall be $1,000,000.

The term "Average Revenue" shall mean the total revenue of the Business, as determined by Buyer on an accrual basis reflecting the Agreed GAAP Adjustments consistently applied by Buyer, as adjusted by adding back in the Non-GAAP Deferred Revenue Amount, divided by the number of months in such period. The 2008 Contingency Payment and the 2009 Contingency Payment are together referred to herein as the "Contingency Payments". Notwithstanding the foregoing, any changes in GAAP occurring after the Effective Date that alter the determination of Contingency Payments shall result in proportionate changes in the Contingency Payments such that the Contingency Payments shall equal the amount determined under GAAP as of the Effective Date as determined hereunder.

1.2.2(b) Timing of Contingency Payments

The 2008 Contingency Payment, if any, shall be paid by wire transfer not later than two (2) business days following the issuance of Buyer's audited financial statements for the fiscal year ending December 31, 2008, but in no event later than March 15, 2009. The 2009 Contingency Payment, if any, shall be paid within two (2) business days following the issuance of Buyer's reviewed financial statements for the three-month period ending June 30, 2009, but in no event later than August 15, 2009.

1.2.2(c) Payment of Segment EBITDA Contingency Payments

Buyer shall pay the Company Segment EBITDA contingency payments (the "Segment EBITDA Contingency Payments"), based on the Segment EBITDA (as defined below) of the Business for the period from the day immediately following the Closing Date and ending December 31, 2007 and for each three-month period ending March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 (each such period, a "Segment EBITDA Period") in an amount equal to seventy-five percent (75%) multiplied by the Segment EBITDA for each such Segment EBITDA Period.

The term "Segment EBITDA" shall mean the earnings of the Business from operations before interest, taxes, depreciation and amortization as determined by Buyer on an accrual basis reflecting the Agreed GAAP Adjustments consistently applied by Buyer, as adjusted by adding back in the Non-GAAP Deferred Revenue Amount, provided that no allocated general or administrative cost or expense of Buyer (as determined by Buyer and consistently applied by Buyer for external financial reporting purposes) shall be included in the calculation of EBITDA (other than general or administrative cost or expenses directly attributable to the Business, including without limitation, compensation paid to the Members pursuant to the Member Employment Agreements). Notwithstanding the foregoing, any changes in GAAP occurring after the Effective Date that alter the determination of Segment EBITDA Contingency Payments shall result in proportionate changes in the Segment EBITDA Contingency Payments such that the Segment EBITDA Contingency Payments shall equal the amount determined under GAAP as of the Effective Date as determined hereunder.

1.2.2(d) Timing of Segment EBITDA Contingency Payments

The Segment EBITDA Contingency Payments, if any, shall be paid by wire transfer not later than two (2) business days following the issuance of Buyer's reviewed or audited financial statements for the applicable Segment EBITDA Period, but in no event later than the forty-fifth (45th) day following the last day of such Segment EBITDA Period, except the Segment EBITDA Periods ending on December 31, 2007 and December 31, 2008, for which such payment shall be paid not later than the seventy-fifth (75th) day following the last day of such Segment EBITDA Period.

1.2.3 Decisions Regarding Operations of the Business

In accordance with the terms of the Ray Employment Agreement and the Tracy Employment Agreement, for the period from the Closing Date through December 31, 2008, the business and affairs of the Business shall be managed by the Members, under the direction of Buyer's board of directors and executive management in accordance with their business judgment. Until June 30, 2009, Buyer shall cause the books and records of Buyer to be maintained in such a manner as will allow for the proper segregation, identification and accounting for expenses and revenues of the Business from the other subsidiaries and business divisions of Buyer.

1.2.4 Purchase Price Allocation

The Purchase Price (including the Assumed Liabilities of the Company and other relevant items) shall be allocated among the Assets in accordance with Section 1060 of the Code, which allocation shall be determined by Buyer, subject to review and approval by the Company (not to be unreasonably withheld or delayed). Each party agrees that it will not take any reporting position in any federal, state or local tax filings which are inconsistent with such allocations.

1.2.5 Release of Holdback Amount

Within ten (10) days after the Closing, Company shall prepare and deliver to the Buyer a pro forma consolidated balance sheet of the Company and Blackwater as of the Closing Date, prepared on the same basis as the Company Balance Sheet, but excluding any Excluded Assets and any Excluded Liabilities (the "Closing Balance Sheet"). Within ten (10) days after receipt of such Closing Balance Sheet, if the Holdback Amount exceeds the Closing Deficit, Buyer shall pay to Company such difference by wire transfer, and if the Closing Deficit exceeds the Holdback Amount, Company shall pay to Buyer such difference by wire transfer. "Closing Deficit" means the amount, if any, by which the Liabilites (other than Liabilites for deferred set up fees) recorded on the Closing Balance Sheet exceed the cash and Accounts Receivables from customers recorded on the Closing Balance Sheet.

ARTICLE II - CLOSING

2.1 The Closing

The Closing shall be held at 10:00 a.m. (local time) on the date hereof at the offices of Perkins Coie LLP in Seattle, Washington (the "Closing Date"). At the Closing, Buyer, the Company, Blackwater and the Members shall take all such action and deliver all such funds, documents, instruments, certificates and other items as may be required, under this Agreement or otherwise, in order to perform or fulfill all covenants, conditions and agreements on their part to be performed or fulfilled at or before the date hereof and to cause all conditions precedent to the other parties' obligations under this Agreement to be satisfied in full.

2.2 Closing Deliverables

At the Closing, Buyer will deliver to the Company and Blackwater their respective portions of the Closing Amount and the Company, Blackwater and the Members will deliver to Buyer:

(a) All documents, certificates and agreements necessary to transfer to Buyer good and valid title to the Assets, free and clear of any and all Encumbrances thereon, including, without limitation:

(i) a bill of sale, assignment and general conveyance with respect to the Assets, in substantially the form set forth as Exhibit 2.2(a)(i); and

(ii) assignments of all Intellectual Property, including domain names registered in the name of any Member used in the Business, dated the Closing Date, in form and substance reasonably satisfactory to Buyer.

(b) All transfers of permits or licenses and all approvals, applications or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby or for the continued operation of the Business, as set forth on the Disclosure Schedules, shall have been obtained. All other consents, approvals and notices material to the consummation of the transactions contemplated by this Agreement and referred to on the Disclosure Schedules shall have been obtained or delivered. All such transfers, approvals and consents shall be satisfactory in all respects to Buyer in its sole and absolute discretion.

(c) An opinion of Barrack Law Firm, P.C., as counsel for the Company, dated as of the date hereof, in substantially the form attached as Exhibit 2.2(c).

(d) Buyer and Tom Ray shall have executed and delivered an employment agreement, dated as of the date hereof, in substantially the form attached as Exhibit 2.2(d-1) (the "Ray Employment Agreement"). Buyer and Justin Tracy shall have executed and delivered an employment agreement, dated as of the date hereof, in substantially the form attached as Exhibit 2.2(d-2) (the "Tracy Employment Agreement").

ARTICLE III - REPRESENTATIONS AND WARRANTIES
OF THE MEMBERS

To induce Buyer to enter into and perform this Agreement, and except as is otherwise set forth on the Disclosure Schedules, which exceptions shall specifically identify the paragraph or paragraphs of this Article III to which such exceptions relate, and which shall constitute in its entirety a representation and warranty under this Article III, each of the Company and the Members jointly and severally represent and warrant (other than with respect to Section 3.1, which each Member individually but not jointly represents and warrants with respect to himself alone), to Buyer as of the date hereof as follows in this Article III:

3.1 Member Matters

3.1.1 Enforceability

This Agreement and the other Transaction Documents to which such Member is a party have been duly executed and delivered by such Member and are legal, valid and binding obligations of such Member, enforceable against such Member in accordance with their terms.

3.1.2 No Approvals or Notices Required; No Conflicts

The execution, delivery and performance of this Agreement and the other Transaction Documents by such Member, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to such Member, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person other than compliance with applicable securities and antitrust and similar laws, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which such Member is a party or by which he is bound or to which any assets of such Member are subject, (d) result in the creation of any Encumbrance upon the assets of such Member, or (e) violate or conflict with the articles of organization, limited liability agreement or other charter document of the Company.

3.2 Organization; Good Standing; Authority

(a) The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company is duly qualified to do business, and is in good standing, in the states required due to (i) the ownership or lease of Real Property or Personal Property for use in the operation of such Company's business or (ii) the nature of the business conducted by the Company. The Company has all requisite power, right and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

(b) All actions on the part of the Company and the Members necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been taken.

3.3 Reserved

3.4 Subsidiaries and Affiliates

The Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in, or otherwise control, any Person, and the Company does not have any agreement or commitment to purchase any such interest.

3.5 No Approvals or Notices Required; No Conflicts

The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any applicable law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person other than compliance with applicable securities laws, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any Assets are subject, (d) result in the creation of any Encumbrance upon the Assets, (e) invalidate or materially adversely affect any permit, license, authorization or status used in the conduct of the business of the Company, or (f) violate or conflict with the articles of organization, limited liability agreement or other charter document of the Company.

3.6 Financial Statements; Obligations

(a) The Company has delivered to Buyer: (i) an unaudited balance sheet and statement of operations of the Company as of and for the fiscal year ended December 31, 2006, together with the compilation report thereon of the Company's accounting firm, Accounting Acumen, P.C., (ii) an unaudited balance sheet and statement of operations of the Company as of and for the nine month period ended September 30, 2007, together with the compilation report thereon of the Company's accounting firm, Accounting Acumen, P.C., and (iii) an unaudited balance sheet as of September 30, 2007 (such date being the "Balance Sheet Date"). All the foregoing financial statements are attached as Exhibit 3.6 hereto and are herein referred to as the "Financial Statements." The balance sheet of the Company as of the Balance Sheet Date is herein referred to as the "Company Balance Sheet." The Financial Statements have been prepared from internal-use financial statements, as adjusted for revenue and expense accrual basis recognition, specifically (i) set-up fees have been deferred and recognized as revenue ratably over the expected life of the customer, (ii) initial fees paid by customers have been recognized as revenue in the first full month of service, and (iii) pre-billed amounts have been recognized as revenue in the month of service and (iv) expenses have been recorded in the month incurred (the items set forth in (i) through (iv) are the "Agreed GAAP Adjustments") , such that the financial statements are in conformity with the Agreed GAAP Adjustments consistently applied and fairly present, in all material respects, the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated.  All accounts receivables reflected in the Financial Statements and all accounts receivable arising subsequent to the date of the Company Balance Sheet arose in the ordinary course of business and are payable on ordinary trade terms.

(b) The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet except for normal obligations incurred in the ordinary course of the Business since the Balance Sheet Date through the Closing. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness or obligation of any other Person.

(c) The amount of cash and Accounts Receivable from customers included in the Assets, together with the Holdback Amount, is sufficient to discharge in full all Liabilities recorded on the Company Balance Sheet (to the extent not discharged prior to the date hereof) and any other liabilities incurred by the Company since the Balance Sheet Date through the Closing.

3.7 Absence of Certain Changes or Events

Since the Balance Sheet Date, there has not been any event or condition of any character that could reasonably be expected to result in a material adverse effect on the business, assets, operations or financial condition of the Company, the Company has conducted business substantially in the manner heretofore conducted and in the ordinary course of Business, and the Company has not, other than specifically contemplated in this Agreement:

(a) taken any action or entered into or amended, terminated, granted a waiver under or given consent with respect to any transaction, agreement or commitment, or other than in the ordinary course of business and consistent with past practice;

(b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any stockholder, officer, director, employee or Affiliate of the Company);

(c) become subject to any change or circumstance that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations or financial condition of the Company;

(d) experienced any material increase in bad debt or doubtful accounts, any material increase in accounts receivable aging, or any material adverse change in customer acquisition or retention rates;

(e) made any change in accounting methods or practices or internal accounting control, inventory, investment, credit, allowance or Tax procedure or practices;

(f) made any write off or write down, or any determination to make a write-off or write down, of any of the assets or properties of the Company;

(g) declared, paid or set aside for payment any dividend or other distribution, or redeemed, purchased or otherwise acquired, directly or indirectly, any securities of the Company, or otherwise permitted the withdrawal by any of the holders of the Company's securities of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation and distributions in the ordinary course of business and consistent with past practice;

(h) experienced any material increase in the number or dollar amount of warranty claims, returns or similar claims affecting revenue; or

(i) agreed, whether in writing or otherwise, to take any action described in this Section 3.7.

3.8 Tax Matters

(a) The Company has (i) timely filed with the appropriate governmental agencies all Returns required to have been filed with respect to the Company and the Company's business, and such Returns are true, correct and complete in all respects; (ii) duly and timely paid all Taxes (whether or not reflected on such Returns) that are due or claimed to be due (whether notice of deficiency or similar document or otherwise) by any governmental agency; (iii) duly withheld and collected any Tax required to have been withheld or collected by the Company, and each such Tax has been paid to the appropriate governmental agencies; and (iv) not executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax. The Company is not currently the beneficiary of any extension of time to file any Returns that have not yet been filed; and no power of attorney has been granted by the Company with respect to any matter relating to Taxes.

(b) There has been no audit, examination or investigation of or with respect to any Return of the Company, and no audits, examinations, investigations, claims, assessments or other proceeding with respect to Taxes of the Company is pending or, to the Knowledge of each Member, threatened.

(c) Disclosure Schedule 3.8(c) sets forth the types of Returns filed by the Company and the jurisdictions in which such Returns are filed. The Company has never engaged in a trade or business within, and no claim has been made that the Company is required to file Returns in, any state, local or foreign jurisdiction other than those for which Returns have been duly filed by the Company.

(d) The Company is not a party to any tax sharing or allocation agreement, and does not have any liability under any such agreements.

(e) There are no Encumbrances of any kind upon the Assets, except for liens for Taxes not yet due and payable.

(f) The Company has been properly classified as a domestic limited liability company taxable as a Subchapter S Corporation pursuant to Code Section 136(a)(1) and Treasury Regulations Section 301.7701-3(c)(i)(v)(C) at all times since its formation and through the Closing for all income tax purposes.

(g) All Employee Benefit Plans or arrangements to which Company is a party that are "nonqualified deferred compensation plans" within the meaning of Code Section 409A(d)(1) have been operated and administered since January 1, 2005 in good faith compliance with Section 409A of the Code and the applicable guidance thereunder.

(h) As of the date of the Company Balance Sheet, the Company has no material liabilities for unpaid Taxes that have not been accrued or reserved on the Company Balance Sheet in accordance with GAAP, and since the date of the Company Balance Sheet, the Company has not incurred any liability for Taxes other than in the ordinary course of business.

3.9 Assets

(a) The Assets, other than the Excluded Assets, constitute all the property used in or reasonably necessary for the conduct of the Business as currently conducted.

(b) Disclosure Schedule 3.9(b) contains a complete and accurate list of all real property that is leased, rented or used by the Company (the "Real Property"). The Company does not own any Real Property. The Company has delivered to Buyer true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property. The Company holds good, marketable and insurable title to a leasehold interest in the Real Property that is leased or used by such Company, free and clear of all Encumbrances. All Personal Property owned, leased, rented or used by the Company is free and clear of all liens.

(c) Each lease of any portion of the Real Property and each lease, license, rental agreement, contract of sale or other agreement to which the Company's Personal Property is subject is listed on Disclosure Schedule 3.9(c) and is valid, binding and enforceable in accordance with its terms against the parties thereto; the Company has performed all obligations imposed upon the Company thereunder; and the Company is not in default thereunder, nor to the Knowledge of each Member is there any event that with notice or lapse of time, or both, would constitute a default thereunder. No consent is required from any Person under any lease or other agreement or instrument relating to the Real Property or such Personal Property in connection with the consummation of the transactions contemplated by this Agreement, and the Company has not received notice that any party to any such lease or other agreement or instrument intends to cancel, terminate or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Real Property or such Personal Property.

(d) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) reflected in the Company Balance Sheet and all the properties and assets purchased by the Company since the date of the Company Balance Sheet. The Company's offices and other structures and its Personal Property are in good repair and working order in all material respects (normal wear and tear excepted).

3.10 Contracts

(a) Disclosure Schedule 3.10(a) contains a complete and accurate list of all Contracts to which the Company or Blackwater is currently a party or by which the Company or Blackwater is currently bound, including, but not limited to each Contract (i) that relates to the employment, or the engagement as an independent contractor, of any person by the Company, other than agreements terminable by the Company at will without triggering any severance or other payment obligations, (ii) that is with any Member or any member of a Member's immediate family, (iii) that concerns noncompetition by the Company, Blackwater, any Member or, to the Members' Knowledge, any employee or independent contractor of the Company or Blackwater, or (iv) with any customer or reseller where: (A) such party has rights that permit, or may in the future permit, such party to provide any Company or Blackwater product or service exclusively or with preferential rights in a specified area, or (B) the Company or Blackwater does not have the right to unilaterally terminate the Contract at the end of the term set forth in the Disclosure Schedule (each a "Significant Contract"). True and complete copies of each such written Contract listed on Disclosure Schedule 3.10(a) (or written summaries of the terms of any such oral Contracts listed on Disclosure Schedule 3.10(a)) have been delivered to Buyer.

(b) All Contracts listed on Disclosure Schedule 3.10(a) are valid, binding and enforceable in accordance with their terms against the Company and each other party thereto and are in full force and effect, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to each of the Member's Knowledge, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a material default by the Company or, to each of the Member's Knowledge, any other party thereunder.

(c) The execution and delivery of this Agreement and the performance of the obligations of the Company hereunder will not constitute a default under any Contract and do not require the consent of any other party to any Contracts.

3.11 Customers and Suppliers

Disclosure Schedule 3.11 sets forth a complete and accurate list of any customer or supplier with whom the Company or Blackwater has conducted business over the last twelve months. Neither the Company nor Blackwater has received any notice from the Company's or Blackwater's customers or suppliers that would cause the Company or Blackwater to expect any material modification to the Company's or Blackwater's relationship with any customers or suppliers named on Disclosure Schedule 3.11.

3.12 Orders and Commitments

The Company does not have any backlog (including any accepted or unfulfilled service contracts or research agreements) and outstanding purchase orders are within historical ranges for the Company and being addressed in the normal course of its business.

3.13 Claims and Legal Proceedings

There are no Claims pending or, to the Knowledge of each Member, threatened or asserted against or involving the Company or any Employee Benefit Plan before or by any Person, including without limitation, any consumer protection Claim, truth in lending action, privacy complaint or Claim or anti-spam complaint or Claim. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party. Disclosure Schedule 3.13 sets forth, in addition to the above-referenced items, a description of any Claims that have been filed, asserted or threatened against the Company or involved the Company since its inception and a description of the resolution of any such matters, whether by litigation, settlement, consent decree or otherwise. The Company's use of personal information is consistent with the Company's privacy policies and applicable law. The Company has not had, to the Knowledge of each Member, any breach or compromises of its systems, network, computers or information. The Company has not made any express warranties in connection with the sale of its products and services except as may be set forth in any Contract listed on Disclosure Schedule 3.10(a) or in the Company's standard customer Contract (or contracts), a copy (or copies) of which has (have) been provided to Buyer.

3.14 Labor Matters

There are no labor disputes, employee grievances or disciplinary actions pending or, to the Knowledge of each Member, threatened against or involving the Company or any person performing services for the Company. The Company and each Member has complied in all material respects with all applicable provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours including, without limitation, equal opportunity, workplace safety, workers' compensation and other similar laws. Neither the Company nor either Member is engaged in any unfair labor practice or has any liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. Each employee, officer, contractor and consultant of the Company has executed the agreements described in Disclosure Schedule 3.14. Disclosure Schedule 3.14 lists the names and current compensation amounts of all employees and contractors of the Company. The Company has no, and will not incur any obligation or liability for, severance, back pay, or bonuses or other benefits owed or earned through, by virtue of, in connection with or otherwise relating to the Closing and the transactions required therefor by this Agreement. All employees of the Company are employed on an "at will" basis, are eligible to work and are lawfully employed in the United States.

3.15 Employee Benefit Plans

3.15.1 Employee Benefit Plan Listing

Disclosure Schedule 3.15 contains a complete and accurate list of all Employee Benefit Plans. The Company does not have any agreement, arrangement, commitment or obligation, whether formal or informal, whether written or unwritten and whether legally binding or not, to create, enter into or contribute to any additional Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement (written or oral) by the Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such items or events, could materially increase the expense to the Company of maintaining or participating in such Employee Benefit Plan (or the Employee Benefit Plans taken as a whole) above the level of expense incurred by the Company with respect thereto for the most recent fiscal year included in the Financial Statements. None of the rights of the Company under any Employee Benefit Plan will be impaired in any way by this Agreement or the consummation of the transactions contemplated by this Agreement. The Company is not and has never been under common control with an Affiliate within the meaning of Section 4001(b)(1) of ERISA, or who with the Company would be treated as a single employer under Sections 414(b), (c), (m), (n) and (o) of the Code and related Treasury Regulations.

3.15.2 Documents Provided

The Company has made available to Buyer true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all of the Company's Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (ii) the most recent summary plan description, together with any summaries of material modifications related thereto, prepared for such Employee Benefit Plan; (iii) all contracts and agreements (and any amendments thereto) relating to such Employee Benefit Plan, including, without limitation, trust agreements, investment management agreements, annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements; (iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (v) all written communications during the last three years relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could reasonably be expected to result in liability to such Company since the date of the most recently completed and filed annual report; (vi) all correspondence to or from any governmental entity or agency during the last three years relating to such Employee Benefit Plan; (vii) samples of all administrative forms currently in use, including, without limitation, all COBRA and HIPAA forms and notices; (viii) all coverage, nondiscrimination, top heavy and Code Section 415 tests performed with respect to such Employee Benefit Plan for the last three years; and (ix) notice of any material adverse change occurring with respect to such Employee Benefits Plan since the date of the most recently filed annual report for such Employee Benefit Plan.

3.15.3 Compliance

With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code; (ii) the Company, all other Persons (including, without limitation, all fiduciaries) have, at all times, to the Knowledge of the Members properly performed all of their duties and obligations (whether arising by operation of law or by contract) under or with respect to such Employee Benefit Plan, including, without limitation, all reporting, disclosure and notification obligations; (iii) all returns, reports and other information (including, without limitation, all Form 5500 series annual reports, together with all schedules and audit reports required with respect thereto) relating to such Employee Benefit Plan required to be filed with any governmental entity or agency have been accurately completed and timely and properly filed; (iv) all notices, statements, reports and other disclosure (including, without limitation, all summary plan descriptions) required to be given or made to participants in such Employee Benefit Plan or their beneficiaries have been accurately completed and timely and properly disclosed or provided; (v) none of the Company or, to the Knowledge of each Member, any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (vi) no transaction or event has occurred or is threatened or about to occur (including any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a prohibited transaction under Section 406 or 407 of ERISA or under Section 4975 of the Code for which an exemption is not available; and (vii) the Company has not incurred, and to the Knowledge of each Member, there exists no condition or set of circumstances in connection with which the Company or Buyer could incur, directly or indirectly, any material liability or expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation, or pursuant to any indemnification or similar agreement, with respect to such Employee Benefit Plan.

3.15.4 Qualification

Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan (i) is the subject of an unrevoked favorable determination letter from the IRS with respect to such Employee Benefit Plan's qualified status under the Code, as amended by the Tax Reform Act of 1986 and all subsequent legislation, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS pronouncements in which to request, and to make any amendments necessary to obtain, such a letter from the IRS, or (iii) if reliance is permitted under IRS Announcement 2001-77, relies on the favorable opinion letter or advisory letter of the master, prototype or volume submitter plan sponsor of such Employee Benefit Plan. To the Knowledge of each Member, no fact exists or is reasonably expected by the Company to arise, that could adversely affect the qualification or exemption of any such Employee Benefit Plan or its related trust. No such Employee Benefit Plan is a "top-heavy plan," as defined in Section 416 of the Code.

3.15.5 Contributions, Premiums and Other Payments

All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have, to the extent appropriate, been accrued as a liability on the Company Balance Sheet or listed on Disclosure Schedule 3.15.5. For clarification, no accrual has yet been made for 2007 or later years. All income taxes and wage taxes that are required by law to be withheld from benefits derived under the Employee Benefit Plans have been properly withheld and remitted to the proper depository.

3.15.6 Multiemployer, Defined Benefit and Money Purchase Pension Plans and Multiple Employer Welfare Arrangements

Except as set forth on Disclosure Schedule 13.15.6, the Company does not sponsor, maintain or contribute to, or has ever sponsored, maintained or contributed to (or been obligated to sponsor, maintain or contribute to), (i) a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, (ii) a multiple employer plan, within the meaning of Section 4063 or 4064 of ERISA, (iii) an Employee Benefit Plan that is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA, or (iv) a multiple employer welfare arrangement, as defined in Section 3(40) of ERISA.

3.15.7 Post-Termination Benefits

Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code at the individual's own expense, (ii) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (iii) deferred compensation that is accrued as a current liability on the Company Balance Sheet.

3.15.8 Suits, Claims and Investigations

There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of each Member, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Knowledge of each Member, is there a basis for any such action, suit or claim. To the Knowledge of each Member, no Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the Knowledge of each Member, no such action is contemplated or under consideration by the IRS, the DOL, or any other governmental entity or agency.

3.15.9 Leased Employees

No "leased employee," as defined in Section 414(n) of the Code, performs, or has ever performed, services for the Company.

3.16 Intellectual Property

3.16.1 Company Intellectual Property

The Company (a) owns or (b) has the valid right or license to, all Company IP. The Company IP is sufficient for the conduct of the Company's business as currently conducted. To the Knowledge of each Member, the Company IP is free from known material defects that would prevent the Company from conducting the Business as it conducts the Business at Closing. Disclosure Schedule 3.16.1 sets forth a list and description of all of the Company-Owned IP and all Company IP that is not Company-Owned IP.

3.16.2 Intellectual Property Agreements

Disclosure Schedule 3.16.2 sets forth all license agreements or other contracts pursuant to which the Company has the right to use or exploit any Company IP that is not Company-Owned IP (the "Inbound Licenses"). Disclosure Schedule 3.16.2 also sets forth all license agreements or other contracts to which the Company is a party and pursuant to which any Person is authorized to use any Company IP (the "Outbound Licenses" and, collectively with the Inbound Licenses, the "Intellectual Property Agreements"). The Company owns all right, title and interest in and to all Company-Owned IP, free and clear of all Encumbrances and licenses other than the Outbound Licenses. Other than the Intellectual Property Agreements, there are no licenses, contracts or other agreements governing or relating to any Company IP. With respect to the Intellectual Property Agreements: (a) all are valid, binding and in full force and effect; (b) the Company and, to the Knowledge of each Member, each other party thereto have substantially performed their obligations thereunder required to have been performed as of the date hereof; (c) neither the Company nor, to the knowledge of each Member, any other party thereto is in default thereunder, and (d) there is no event or circumstance which with notice or lapse of time or both could constitute a default or event of default on the part of the Company or, to the knowledge of each Member, any other party thereto or give to any other party thereto the right to terminate or modify any Intellectual Property Agreement. The Company has not received notice nor, to the Knowledge of each Member, does any party to any Intellectual Property Agreement intend to cancel, terminate or refuse to renew (if renewable) such Intellectual Property Agreement or to exercise or decline to exercise any option or right thereunder.

3.16.3 No Violation

Neither the execution, delivery or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated herein and therein will: (a) constitute a breach of or default under any Intellectual Property Agreement; (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP; or (c) impair the right of the Company to use, possess, sell, license or otherwise exploit any Company IP or portion thereof. No royalties, honoraria, fees or other payments are payable by the Company to any Person by reason of the use, possession, sale, license or other exploitation of any Company IP to the extent necessary for the conduct of the Business as it is conducted at Closing, and none will become payable as a result of the consummation of the transactions contemplated by this Agreement.

3.16.4 No Infringement

The use of the Company IP: (a) does not, and will not upon provision of notice, lapse of time or both, constitute a breach or default under, or otherwise violate, any Intellectual Property Agreement, so long as the Company performs thereunder; and (b) does not infringe, violate or interfere with or constitute a misappropriation of any patent or any other right, title or interest of another Person that in any event arises under the laws of the United States, Canada or Mexico or any state thereof. There is no pending or, to the Knowledge of each Member, threatened, Claim or litigation contesting the validity, ownership or right of the Company to use or exercise any Company IP nor is Company aware of any basis for any such Claim. The Company has not received any Claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference of or with any third party intellectual property right by the Company or the Company IP or claiming that any other entity has any Claim of infringement with respect thereto nor is there to the Knowledge of each Member any valid basis for any such Claim (other than unasserted and unknown Claims for patent infringement). The Company has not received any written opinions of counsel (outside or inside) relating to infringement, invalidity or unenforceability of any Company IP.

3.16.5 Intellectual Property Registrations

Disclosure Schedule 3.16.5 sets forth all worldwide registrations made by or on behalf of the Company of any patents, copyrights, mask works, trademarks, service marks, rights in Internet or World Wide Web domain names or URLs and all applications and registrations of any Company-Owned IP and all foreign equivalents (collectively, "Company IP Registrations"). All Company IP Registrations are valid, enforceable and subsisting. There are no actions that must be taken by the Company within one hundred eighty (180) days after the date of this Agreement for the purpose of obtaining, maintaining, perfecting, preserving or renewing any Company IP Registration. Disclosure Schedule 3.16.5 also lists all trademarks, trade names, brand names, service marks, logos, domain names or other identifiers used by the Company.

3.16.6 Confidentiality

The Company has taken steps reasonably necessary to protect, preserve and maintain the secrecy and confidentiality of its confidential information and data. Without limiting the foregoing, the Company has (a) not authorized the disclosure of, and to the Member's Knowledge, the Company has not disclosed, any confidential information to any Person other than employees of the Company or other Persons subject to written nondisclosure agreements and (b) at all times maintained and enforced commercially reasonable procedures to protect all confidential and proprietary information relating to the Company-Owned IP. Neither the Company nor any third party acting on the Company's behalf has disclosed or delivered to any Person (other than employees of the Company or other Persons subject to written nondisclosure agreements), or permitted the disclosure or delivery to any Person (other than employees of the Company or other Persons subject to written nondisclosure agreements), of any Source Code. No event has occurred, and no circumstances or conditions exist, that with or without notice, lapse of time or both, will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Source Code. Disclosure Schedule 3.16.6 identifies each contract, agreement and instrument (whether written or oral) pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any Person, any Source Code. The execution of this Agreement and consummation of the transactions contemplated hereby will not result in the disclosure or release from escrow of any Source Code.

3.16.7 Agreements With Employees

Disclosure Schedule 3.16.7 lists all current and former managers, members, officers, employees, consultants and contractors who have been involved in, or who contributed to, the creation or development of any Company-Owned IP. Each manager, member, officer, employee, consultant and contractor identified on Disclosure Schedule 3.16.7 has executed and delivered to the Company a valid and enforceable assignment of all right, title and interest that such Person may have or may hereafter acquire in or to such Company-Owned IP and a valid and enforceable waiver of any and all moral rights that such Person may have therein. Complete and correct copies of each of these agreements have been delivered to Buyer. No current or former employee, officer, director, consultant or contractor has any valid right, license, Claim, moral right or interest whatsoever in or with respect to any Company-Owned IP.

3.16.8 No Violation of Other Agreements

To the Knowledge of each Member, no current or former manager, officer, employee, consultant or contractor of the Company (a) is in violation of any provision or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, noncompetition agreement or any other contract or agreement with any Person by virtue of such manager's, officer's employee's, consultant's or contractor's being employed by, performing services for, or serving on the Board of Managers of, the Company, (b) is or has used any trade secrets or other confidential or proprietary information of any third party in connection with performing any services for the Company or the development or creation of any Company-Owned IP or (c) has developed or created any Company IP that is subject to any agreement under which such director, officer, employee, consultant or contractor has assigned or otherwise granted any third party any rights in or to such Company IP. To each of the Member's Knowledge, the employment of any current or former employee of the Company and the use by the Company of any services of any current or former director, officer, consultant or contractor, has not and does not subject the Company to any liability to any Person for improperly soliciting such director, officer, employee, consultant or contractor.

3.16.9 Third Party Infringement

To the Knowledge of each Member, there is and has been no unauthorized use, disclosure, infringement, violation or misappropriation of any Company IP by any Person, including any employee or former employee of the Company. The Company has not received any notice (whether written, oral or otherwise) that any Person is infringing, violating or misappropriating any part of the Company IP or otherwise making any unauthorized use of the Company IP, or that any of the foregoing occurred in the past.

3.16.10 Public Software

Except as disclosed on Disclosure Schedule 3.16.10, no Public Software (a) was or is used in connection with the development of any Company-Owned IP, (b) was or is incorporated in whole or in part into or otherwise forms any part of any Company-Owned IP or (c) has been distributed in whole or in part in conjunction with any product or service provided by the Company. "Public Software" means any software that contains, or is derived (in whole or in part) from any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including but not limited to, software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g. PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

3.16.11 Indemnification

The Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Company IP or use thereof, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Company IP.

3.17 Accounts Receivable

All work-in-process, accounts receivable, unbilled invoices (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts of the Company reflected in the Company Balance Sheet, the Blackwater Balance Sheet or existing through the date hereof ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. The bad debt reserves and allowances reflected in the Company Balance Sheet and Blackwater Balance Sheet are adequate. All Accounts existing and remaining unpaid as of the date hereof will be collectible by Buyer in the ordinary course of business consistent with past practice.

3.18 Corporate Books and Records

The Company has furnished to Buyer true and complete copies of the minute records of the Company. Such records reflect all meetings of the Members, the Managers and any committees thereof since the inception of such Company, and such records accurately reflect the events of and actions taken at such meetings.

3.19 Licenses, Permits, Authorizations, etc.

The Company has received all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign, the failure to obtain of which would have a material adverse effect on the business, assets, operations, or financial condition of the Company (the "Permits"). The Company is in compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or, to the Knowledge of each Member, threatened, the object of which is to revoke, limit or otherwise affect any Permit. The Company has not received any notifications of any asserted failure to obtain any Permit. Disclosure Schedule 3.19 lists all Permits, the jurisdictions in which the Company maintains such Permit and the expiration date, if any, of such Permit.

3.20 Compliance With Laws

The Company is and has been in compliance in all material respects with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees and contractors, or to its property, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, equal opportunity, health, occupational safety and privacy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

3.21 Insurance

Disclosure Schedule 3.21 sets forth a true and correct list of all insurance policies maintained by the Company and includes the policy number, amount of coverage and contact information for each such policy. All such insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

3.22 Brokers or Finders

Disclosure Schedule 3.22 sets forth any liability for investment banking fees, brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby ("Broker Fees").

3.23 Bank Accounts

Disclosure Schedule 3.23 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company or Blackwater maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

3.24 Previous Conduct of Business; Insider Interests

All of the transactions of the Company with third parties have been conducted on an arm's-length basis. No employee, contractor, consultant or other representative of the Company has any direct or, to the Knowledge of each Member, indirect interest, and no Member has any direct or indirect interest, other than as a Member, (a) in any Real or Personal Property, or (b) in any agreement, contract, arrangement or obligation of or to the Company. To the Knowledge of each Member, neither the Company nor the Company's contractors or consultants has any interest, either directly or indirectly, in any entity that presently (i) provides any services, produces or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage or (ii) is a supplier, customer or creditor of the Company, or has an existing contractual relationship with any of the employees or consultants of the Company (or persons performing similar functions).

3.25 Full Disclosure

No information furnished by or on behalf of the Company or the Members to Buyer in connection with this Agreement (including, but not limited to, the Financial Statements, the Blackwater Financial Statements and all information on the Disclosure Schedules and the Exhibits hereto), or to others in connection with obtaining approval of the transaction contemplated by this Agreement, is to the Knowledge of each Member, false or misleading in any material respect. Neither the Company nor any Member has knowingly made any untrue statement of a material fact in the statements made or information delivered pursuant to, or omitted to state a material fact necessary in order to make not misleading the statements made or information delivered in or pursuant to, this Agreement, including, but not limited to, the Financial Statements, the Disclosure Schedules and the Exhibits hereto, and closing certificates executed or delivered by the Company or such Member.

ARTICLE IIIA - REPRESENTATIONS AND WARRANTIES
OF THE MEMBERS AND BLACKWATER

To induce Buyer to enter into and perform this Agreement, and except as is otherwise set forth on the Disclosure Schedules, which exceptions shall specifically identify the paragraph or paragraphs of this Article IIIA to which such exceptions relate, and which shall constitute in its entirety a representation and warranty under this Article IIIA, each of Blackwater and the Members jointly and severally represent and warrant, to Buyer as of the date hereof as follows in this Article IIIA:

3A.1 Organization; Good Standing; Authority

(a) Blackwater is a limited liability company duly organized, validly existing and in good standing under the laws of the state of North Carolina. Blackwater is duly qualified to do business, and is in good standing, in the states required due to the nature of the business conducted by Blackwater. Blackwater has all requisite power, right and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

(b) All actions on the part of Blackwater and its members necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been taken.

3A.2 No Approvals or Notices Required; No Conflicts

The execution, delivery and performance of this Agreement and the other Transaction Documents by Blackwater, and the consummation of the transactions contemplated hereby and thereby, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of any applicable law or any judgment, decree, order, regulation or rule of any court, agency or other governmental authority applicable to Blackwater, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any Person other than compliance with applicable securities laws, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, Encumbrance, obligation or liability to which Blackwater is a party or by which it is bound or to which any Assets are subject, (d) result in the creation of any Encumbrance upon the Assets, (e) invalidate or materially adversely affect any permit, license, authorization or status used in the conduct of the Business, or (f) violate or conflict with the articles of organization, limited liability agreement or other charter document of Blackwater.

3A.3 Blackwater Financial Statements; Obligations

(a) Blackwater has delivered to Buyer: (i) an unaudited balance sheet and statement of operations of Blackwater as of and for the fiscal year ended December 31, 2006, together with the compilation report thereon of Blackwater's accounting firm, Accounting Acumen, P.C., (ii) an unaudited balance sheet and statement of operations of Blackwater as of and for the nine month period ended September 30, 2007, together with the compilation report thereon of Blackwater's accounting firm, Accounting Acumen, P.C., and (iii) an unaudited balance sheet as of the Balance Sheet Date. All the foregoing financial statements are attached as Exhibit 3A.3 hereto and are herein referred to as the "Blackwater Financial Statements." The balance sheet of Blackwater as of the Balance Sheet Date is herein referred to as the "Blackwater Balance Sheet." The Blackwater Financial Statements have been prepared from internal-use financial statements, as adjusted by the Agreed GAAP Adjustments, such that the financial statements are in conformity with the Agreed GAAP Adjustments consistently applied and fairly present, in all material respects, the financial position, results of operations and changes in financial position of the Blackwater as of the dates and for the periods indicated.  All accounts receivables reflected in the Blackwater Financial Statements and all accounts receivable arising subsequent to the date of the Blackwater Balance Sheet arose in the ordinary course of business and are payable on ordinary trade terms.

(b) Blackwater has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Blackwater Balance Sheet except for normal obligations incurred in the ordinary course of the Business since the Balance Sheet Date through the Closing. Blackwater is not a guarantor, indemnitor, surety or other obligor of any indebtedness or obligation of any other Person.

(c) The amount of cash and Accounts Receivable from customers included in the Assets is sufficient to discharge in full all Liabilities recorded on the Blackwater Balance Sheet (to the extent not discharged prior to the date hereof) and any other liabilities incurred by Blackwater since the Balance Sheet Date through the Closing.

3A.4 Absence of Certain Changes or Events

Since the Balance Sheet Date, there has not been any event or condition of any character that could reasonably be expected to result in a material adverse effect on the business, assets, operations or financial condition of Blackwater, Blackwater has conducted business substantially in the manner heretofore conducted and in the ordinary course of Business, and Blackwater has not, other than specifically contemplated in this Agreement:

(a) taken any action or entered into or amended, terminated, granted a waiver under or given consent with respect to any transaction, agreement or commitment, or other than in the ordinary course of business and consistent with past practice;

(b) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any stockholder, officer, director, employee or Affiliate of Blackwater);

(c) become subject to any change or circumstance that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations or financial condition of Blackwater;

(d) experienced any material increase in bad debt or doubtful accounts, any material increase in accounts receivable aging, or any material adverse change in customer acquisition or retention rates;

(e) made any change in accounting methods or practices or internal accounting control, inventory, investment, credit, allowance or Tax procedure or practices;

(f) made any write off or write down, or any determination to make a write-off or write down, of any of the assets or properties of Blackwater;

(g) declared, paid or set aside for payment any dividend or other distribution, or redeemed, purchased or otherwise acquired, directly or indirectly, any securities of Blackwater, or otherwise permitted the withdrawal by any of the holders of Blackwater's securities of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

(h) experienced any material increase in the number or dollar amount of warranty claims, returns or similar claims affecting revenue; or

(i) agreed, whether in writing or otherwise, to take any action described in this Section 3A.4.

3A.5 Tax Matters

(a) Blackwater has (i) timely filed with the appropriate governmental agencies all Returns required to have been filed with respect to Blackwater, and such Returns are true, correct and complete in all respects; (ii) duly and timely paid all Taxes (whether or not reflected on such Returns) that are due or claimed to be due (whether notice of deficiency or similar document or otherwise) by any governmental agency; (iii) duly withheld and collected any Tax required to have been withheld or collected by Blackwater, and each such Tax has been paid to the appropriate governmental agencies; and (iv) not executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax. Blackwater is not currently the beneficiary of any extension of time to file any Returns that have not yet been filed; and no power of attorney has been granted by Blackwater with respect to any matter relating to Taxes.

(b) There has been no audit, examination or investigation of or with respect to any Return of Blackwater, and no audits, examinations, investigations, claims, assessments or other proceeding with respect to Taxes of Blackwater is pending or, to the Knowledge of each Member, threatened.

(c) Disclosure Schedule 3.8 sets forth the types of Returns filed by Blackwater and the jurisdictions in which such Returns are filed. Blackwater has never engaged in a trade or business within, and no claim has been made that Blackwater is required to file Returns in, any state, local or foreign jurisdiction other than those for which Returns have been duly filed by Blackwater.

(d) Blackwater is not a party to any tax sharing or allocation agreement, and does not have any liability under any such agreements.

(e) There are no Encumbrances of any kind upon the Assets, except for liens for Taxes not yet due and payable.

(f) Blackwater has been properly classified as a domestic limited liability company taxable as a Subchapter S Corporation pursuant to Code Section 136(a)(1) and Treasury Regulations Section 301.7701-3(c)(i)(v)(C) at all times since its formation and through the Closing for all income tax purposes.

(h) As of the date of the Blackwater Balance Sheet, Blackwater has no material liabilities for unpaid Taxes that have not been accrued or reserved on the Blackwater Balance Sheet in accordance with GAAP, and since the Balance Sheet Date, Blackwater has not incurred any liability for Taxes other than in the ordinary course of business.

3A.6 Negative Assurance

Blackwater does not own, lease or use any Real Property or Personal Property. There are no Claims pending or, to the Knowledge of each Member, threatened or asserted against or involving Blackwater. Blackwater does not have, and never has had, any employees, officers, contractors or consultants. Blackwater has no Employee Benefit Plans. Blackwater has no rights in or to any Company IP.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES
OF BUYER

To induce Members to enter into and perform this Agreement, Buyer represents and warrants to the Members as of the date hereof as follows in this Article IV:

4.1 Organization

Buyer is a corporation duly organized and validly existing under the laws of the state of Washington. Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

4.2 Enforceability

All action on the part of Buyer and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby, and the performance of all of Buyer's obligations under this Agreement and the other Transaction Documents to which it is a party has been taken. No filings are required under the Hart-Scott-Rodino Act. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and this Agreement and each of the other Transaction Documents to which Buyer is a party is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Performance hereunder and payment of the Purchase Price is legal and permissible under applicable law and the contracts and other obligations to which Buyer is bound to, and payment of the Purchase Price will not cause Buyer to become insolvent or bankrupt or to violate any law, regulation, contract or other obligation binding on Buyer.

4.3 Claims and Legal Proceedings

There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to Buyer's Knowledge, threatened against Buyer before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by Buyer pursuant to this Agreement or in connection with the transactions contemplated hereby.

4.4 Tax Consequences

Buyer does not make any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Company or the Members arising out of the structure or terms of this Agreement, or the negotiation or consummation hereof. The Company and each Member shall be solely responsible for any such Tax consequences.

4.5 Absence of Certain Changes or Events

Since July 31, 2007, there has not been any event or condition of any character that could reasonably be expected to result in a material adverse effect on the financial condition of Buyer, except as described in any public filing with the U.S. Securities and Exchange Commission.

4.6 Brokers or Finders

Buyer has not entered into any contract or otherwise incurred any obligation for investment banking fees, brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE V - COVENANTS AND AGREEMENTS

The parties covenant and agree as set forth in this Article V.

5.1 Further Action

Upon the terms and subject to the conditions hereof, each of the parties hereto shall (a) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the transactions contemplated hereby and shall cooperate with the other parties with respect to such filings and submissions and (b) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, executing and delivering such additional instruments, documents, conveyances or assurances to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby and using its best efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the closing of the sale of the Assets to Buyer. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, each party hereto shall use its best efforts to take all such action. None of the parties hereto will undertake any course of action inconsistent with this Agreement.

5.2 Covenants Not to Compete

5.2.1 Covenants

In consideration of the payment of the Purchase Price by Buyer to the Company at the Closing and the Contingency Payments after the Closing, if and as applicable, the Company, Blackwater and each of the Members (who are the beneficiaries of the Purchase Price payable at the Closing and the Contingency Payments after the Closing) covenants and agrees as follows, so long as Buyer complies with its obligations hereunder:

(a) During the period commencing on the Closing Date through December 31, 2010 neither the Company, Blackwater, nor the Members or any of the Members' or the Company's Affiliates shall engage in any Competitive Business (as such term is defined below) anywhere in the world, whether directly or indirectly, for its account or otherwise, or as a shareholder, owner, partner, principal, agent, joint venturer, consultant, advisor, franchisor or franchisee, independent contractor or otherwise, without the prior written consent of Buyer. As used herein, "Competitive Business" means any business whose efforts involve any research and development, products or services in competition with products or services which are (i) produced, marketed or otherwise commercially exploited by Buyer or any of its Affiliates; (ii) in actual research or development by Buyer or any of its Affiliates, or (iii) planned for future research and development, as demonstrated by objective evidence, such as budget allocations, work assignments, hiring decisions, planning documents, or other similar documentation by Buyer or any of its Affiliates, so long as such plans have been communicated to the Members.

(b) During the period commencing on the Closing Date through December 31, 2010, neither the Company, Blackwater nor the Members or any of their Affiliates shall, directly or indirectly, anywhere in the world, (i) hire or solicit or encourage to leave the employment of Buyer or any of its Affiliates, any employee, consultant or contractor hired or employed by Buyer or any of its Affiliates, or have any arrangement (financial, consulting or otherwise) with any such individual, without the prior written consent of Buyer, or (ii) influence, entice or in any way knowingly divert any customer, distributor, partner, joint venturer or supplier of Buyer or any of its Affiliates to do business or in any way become associated with any Competitive Business.

5.2.2 Minor Investments

Notwithstanding the provisions of Section 5.2.1(a) above, the Members may at any time own in the aggregate, directly or indirectly, for investment purposes only, 1% or less of any class of securities of any Competitive Business traded on any national securities exchange.

5.2.3 Remedies

The Company, Blackwater and the Members acknowledge that compliance with the provisions of this Section 5.2 is necessary and proper to preserve and protect the Business acquired by Buyer under this Agreement and to assure that the parties receive the benefits intended to be conveyed pursuant to this Section 5.2. The Company, Blackwater and the Members agree that any failure by Company, Blackwater and the Members or any of its Affiliates to comply with the provisions of this Section 5.2 shall entitle Buyer and their Affiliates, in addition to such other relief and remedies as may be available, to equitable relief, including, but not limited to, the remedy of injunction. Resort to any remedy shall not prevent the concurrent or subsequent employment of any other remedy, or preclude the recovery by Buyer and its Affiliates of monetary damages and compensation.

5.2.4 Severability; Reformation

The covenants in this Section 5.2 are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this Section 5.2 are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable and this Agreement shall thereby be reformed.

5.3 Tax Matters

The Company and Blackwater shall be responsible for the payment of all transfer, sales and use and documentary Taxes, filing and recording fees and similar charges relating to the purchase and sale of the Assets contemplated herein (other than such Taxes, fees and similar charges that Buyer is required to pay). The parties agree, upon request, to use reasonable efforts to obtain any certificate or other document from any governmental body or any other Person as may be necessary to mitigate, reduce or eliminate any such Taxes, filing and recording fees and similar charges. All Taxes imposed upon the ownership or holding of real or personal property and similar Taxes, shall be prorated between the Company and the Buyer based on the percentage of the actual period to which such Taxes relate that precedes the Closing Date. The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes.

5.4 Publicity

Neither the Company, Blackwater nor the Members shall disclose, make or issue, or cause to be disclosed, made or issued, any statement or announcement concerning this Agreement or the transactions contemplated hereby to any third parties (other than its managers, officers, directors, authorized representatives, legal advisors and financial advisors who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of each party hereto.

5.5 Use of Business Name

After the Closing, neither the Company, Blackwater nor any Member will, directly or indirectly, use or do business, or allow any of their respective Affiliates to use or do business, or assist any third party in using or doing business, under the names or mark "Realty Generator", (or any other variation thereof or any name confusingly similar thereto). Simultaneously with the Closing, the Company will take all necessary actions, including amending its limited liability certificate, to change its name to a name reasonably acceptable to Buyer which does not include "Realty Generator" or any variation thereof.

5.6 Bookkeeping

Through June 30, 2009, Members may engage a firm that will maintain the financial books of the Business to assist the Buyer and Buyer's accounting firm, in Buyer's discretion, in preparing Buyer's financial statements.

ARTICLE VI - SURVIVAL AND INDEMNIFICATION

6.1 Survival

All representations and warranties contained in this Agreement and the other Transaction Documents shall survive for the period from the date hereof through August 15, 2009, except that the representations and warranties with respect to Section 3.1 (Member Matters), 3.2 (Organization, Good Standing; Authority), and 3.8 (Tax Matters), 3.9(a)(Assets), 3A.1 (Organization, Good Standing; Authority) and 3A.5 (Tax Matters) ("Fundamental Representations") shall not terminate and shall survive indefinitely. The covenants and agreements contained in this Agreement that contemplate performance after the Closing shall survive the Closing.

6.2 Indemnification

6.2.1 Indemnification by Members

(a) The Company and each Member, jointly and severally, shall indemnify and hold Buyer and each of its officers, directors, employees, agents, shareholders and Affiliates (each, a "Buyer Indemnified Party," and, collectively, the "Buyer Indemnified Parties") harmless from and against, and shall reimburse Buyer Indemnified Parties for, any and all Losses, arising out of or in connection with:

(1) any inaccuracy in or other breach of any representation or warranty or covenant of the Company or Blackwater in this Agreement or in any other Transaction Document (other than Section 3.1 of this Agreement); and

(2) any Excluded Liabilities.

(b) Each Member, severally and not jointly, shall indemnify the Buyer Indemnified Parties harmless from and against, and shall reimburse Buyer Indemnified Parties for, any and all Losses, arising out of or in connection with:

(1) any inaccuracy in or other breach of any representation or warranty made by such Member in Section 3.1 of this Agreement or in any other Transaction Document;

(2) any failure by such Member to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which such Member is a party;

(c) Subject to Section 6.2.3 hereof, Buyer shall first withhold from the Contingency Payments and Segment EBITDA Contingency Payments, amounts then owed but not yet paid to the Company, as payment for the Company and the Members' indemnification obligations under this Agreement.

(d) No Buyer Indemnified Party will be entitled to indemnification under this Article VI for any indemnification claim under Section 6.2.1(a)(1) with respect to the representations and warranties of the Company and the Members (other than the Fundamental Representations) in excess of the greater of (i) Two Million dollars ($2,000,000) and (ii) the amount of any Purchase Price, if any, unpaid at the time a Claim Notice is given (the "Cap"). Notwithstanding the foregoing, any Losses relating to the following will not be subject to the Cap, and the Members and the Company shall be liable for all such Losses without limitation: (1) any claim relating to breach or inaccuracy of any Fundamental Representation, (2) any claim relating to a breach of covenant under this Agreement or the Transaction Documents by the Company or the Members, (3) any claim relating to Excluded Liabilities, (4) any claim relating to a breach or inaccuracy of the representation and warranty in Section 3.10(a)(iv), and (5) any claim or any inaccuracy in or other breach of any representation or warranty arising out of or relating to fraud.

(e) With respect to indemnification for each Claim by Buyer relating to a material breach or material inaccuracy of the representation and warranty in Section 3.10(a)(iv) that is not cured within sixty (60) days of written demand from Buyer describing the breach with sufficient detail, Buyer shall be entitled to the greater of (i) the Losses incurred by Buyer as a result of such breach or inaccuracy and (ii) $50,000, per county or any portion thereof.

(f) No Indemnified Party shall be entitled to indemnification under this Article VI for consequential, indirect, special, incidental or punitive damages; provided, that the foregoing limitation shall not apply to any consequential, indirect, special, incidental or punitive damages asserted against the Indemnified Party in a Third Party Claim.

6.2.2 Indemnification by Buyer

Buyer shall indemnify and hold Members and each of their Affiliates (each, a "Member Indemnified Party," and, collectively, the "Member Indemnified Parties") harmless from and against, and shall reimburse the Member Indemnified Parties for, any and all Losses arising out of or in connection with:

(a) any inaccuracy in or other breach of any representation or warranty made by Buyer in this Agreement or in any other Transaction Document; or

(b) any failure by Buyer to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or any other Transaction Document to which Buyer is a party.

6.2.3 Procedure for Indemnification

(a) A Buyer Indemnified Party or Member Indemnified Party seeking indemnification hereunder (the "Indemnified Party") shall give written notice (the "Claim Notice") of any indemnification Claim under this Article VI to the party from whom indemnification is sought (the "Indemnifying Party") reasonably promptly, but in any event (A) if such Claim is made pursuant to Section 6.2.1(a)(1) or Section 6.2.2(a), prior to the expiration of any survival period for the representation or warranty on which such Claim is based, and (B) if such Claim relates to the assertion against an Indemnified Party of any Claim by a third party (a "Third Party Claim"), within thirty (30) business days after receipt by the Indemnified Party of written notice thereof; provided, however, that in the case of clause (B) the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability except to the extent that the Indemnifying Party's ability to defend or resolve such indemnification Claim is adversely affected thereby. Any such Claim Notice shall indicate the facts and circumstances on which the indemnification Claim is based (to the extent known to the Indemnified Party), the amount of such indemnification Claim if then ascertainable and, if not then ascertainable, the estimated amount thereof, and the basis for indemnification pursuant to this Agreement.

(b) (i) Except as provided in subsection (c)(i) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within fifteen (15) days after receipt of the Claim Notice with respect to a Third Party Claim, to assume the defense or handling of such Third Party Claim, at such Indemnifying Party's sole expense, in which case the provisions of Section 6.2.3(b)(ii) below shall govern.

(ii) The Indemnifying Party shall select counsel to conduct the defense or handling of such Third Party Claim reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall defend or handle such Third Party Claim in consultation with the Indemnified Party and in such manner as is reasonable under the circumstances, and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Indemnifying Party shall not, without the prior written consent of each Indemnified Party and Buyer, agree to a settlement of any Third Party Claim, unless the settlement (A) is for monetary damage only and the Indemnifying Parties agree to pay all monetary damages, (B) is contained in a written agreement, and (C) provides an unconditional release and discharge of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

(c) (i) If: (A) the Indemnifying Party does not give written notice to the Indemnified Party within fifteen (15) days after receipt of the Claim Notice with respect to a Third Party Claim stating that the Indemnifying Party has elected to assume the defense of such Third Party Claim; (B) at any time the Indemnifying Party shall fail to carry out such defense or handling in such manner as is reasonable under the circumstances; (C) the Third Party Claim involves other than only money damages; (D) the resolution of the Third Party Claim could, in the reasonable good faith judgment of Buyer, result in a material adverse impact on the business, operations, condition (financial or otherwise) or prospects of Buyer or the Business or could establish or contribute to a precedential custom or practice which could have a material adverse effect on the continuing business interests of Buyer or the Business; (E) the matter involves or affects any Taxes of Buyer or any affiliated, unitary or similar group of which Buyer is a member; (F) the Indemnified Party has reasonably determined, upon the advice of counsel, that having common counsel with the Indemnifying Party would create a conflict of interest under applicable standards of professional conduct; or (G) the Third Party Claim is for monetary damages in excess of the amount that the Indemnified Party is entitled to recover from the Indemnifying Party under this Article VI, then the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim without the prior written consent of the Indemnified Parties, and the provisions of Section 6.2.3(c)(ii) below shall govern.

(ii) Subject to Section 6.2.3 (c)(i), the Indemnified Party may, at the Indemnifying Party's expense, select counsel reasonably satisfactory to the Indemnifying Party to defend and handle such Third Party Claim. All reasonable fees and costs associated with such defense shall be reimbursed to the Indemnified Party, as such fees and costs are incurred. The Indemnified Party shall defend or handle such Third Party Claim in consultation with the Indemnifying Party and in such manner as is reasonable under the circumstances, and shall keep the Indemnifying Party timely apprised of the status of such Third Party Claim. The Indemnified Party shall not settle such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at the Indemnifying Party's expense.

ARTICLE VII - GENERAL

7.1 Expenses

Buyer shall pay its own fees and expenses for the negotiation, preparation and carrying out of this Agreement and the other Transaction Documents (including any legal and accounting fees and expenses). The Members shall pay the fees and expenses of the Members, the Company and Blackwater for the negotiation, preparation and carrying out of this Agreement and the other Transaction Documents (including any legal and accounting fees and expenses and Broker Fees) (the "Company Transaction Expenses").

7.2 Specific Enforcement

The parties expressly agree that they may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants and/or conditions of this Agreement by any party, Buyer and the Members shall, in addition to all other remedies, be entitled to seek a temporary or permanent injunction, without showing any actual damage, or a decree for specific performance, in accordance with the provisions of this Agreement.

7.3 Notices

Unless otherwise provided, any notice under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) one business day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in clause (c), or (c) three days after deposit with the U.S. Post Office, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days' advance written notice to the other parties given in the foregoing manner.

TO BUYER:

HouseValues, Inc.
11332 NE 122nd Way
Kirkland  WA  98034|
Attention: General Counsel

with a copy to:

Perkins Coie LLP
1201 Third Avenue, 40th Floor
Seattle, WA 98101-3099
Attention:   Eric DeJong

TO THE COMPANY:

Realty Generator, LLC

5742 East Glenstone Lane

Highlands Ranch, CO 80130

TO BLACKWATER:

c/o Realty Generator, LLC

5742 East Glenstone Lane

Highlands Ranch, CO 80130

TO THE MEMBERS:

c/o Realty Generator, LLC

5742 East Glenstone Lane

Highlands Ranch, CO 80130

with a copy to:

Barrack Law Firm, P.C.

1675 SW Marlow #340

Portland, OR 97225

7.4 Miscellaneous.

Buyer, the Company and Blackwater and the Members may amend, modify or supplement this Agreement at any time, but only in writing duly executed by them. No waiver by any party of any condition or of any breach of any terms, covenants, representations, warranties or agreements contained in this Agreement shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or any breach of any other terms, covenants, representations, warranties or agreements. This Agreement shall not be assigned by any party or by operation of law or otherwise, except that Buyer may assign all or any of its rights and obligations to any of its Affiliates. In the event of any such permitted assignment, Buyer shall guarantee the performance of such obligations by such assignee. The terms and conditions of this Agreement shall inure to the benefit of and be binding on the respective successors and assigns of the parties. If one or more provisions of this Agreement are held to be unenforceable under applicable law, it shall be deemed to be modified to the minimum extent necessary to make it enforceable, and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. This Agreement will be governed by the laws of the state of Washington without regard to principles of conflicts of law. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in King County, Washington in connection with any action relating to this Agreement and the transactions contemplated hereby. This Agreement (including the Exhibits and Disclosure Schedules hereto), the Transaction Documents and the Confidentiality Agreement between Buyer and the Company, constitute the entire agreement among the parties with respect to this subject matter and supersede all prior agreements and undertakings, both written and oral, among the parties with respect to this subject matter, including, but not limited to, the letter of intent, dated September 30, 2007 between Buyer and the Company. This Agreement may be executed in two or more counterparts, which together shall constitute one instrument.

ARTICLE VIII - DEFINITIONS

"2008 Contingency Payment": As defined in Section 1.2.2(a).

"2008 Q4 Average Revenue": As defined in Section 1.2.2(a).

"2009 Contingency Payment": As defined in Section 1.2.2(a).

"2009 Q2 Average Revenue": As defined in Section 1.2.2(a).

"Accounts": As defined in Section 3.17.

"Acquired Accounts Receivable": As defined in Section 1.1(a)(v).

"Affiliate" means an entity controlled by, under common control with, or controlling, a party, where control is ownership of a majority of the voting securities of an entity.

"Agreed GAAP Adjustments": As defined in Section 3.6(a).

"Assets": As defined in Section 1.1(a).

"Assumed Accounts Payable": As defined in Section 1.1(d)(ii).

"Assumed Liabilities": As defined in Section 1.1(d).

"Average Revenue": As defined in Section 1.2.2(a).

"Balance Sheet Date": As defined in Section 3.6.

"Blackwater ": As defined in the preamble.

"Blackwater Balance Sheet": As defined in Section 3A.3.

"Blackwater Financial Statements": As defined in Section 3A.3.

"Broker Fees": As defined in Section 3.22.

"Business": As defined in Recital A.

"Buyer": As defined in the preamble.

"Buyer Indemnified Parties": As defined in Section 6.2.1.

"Cap": As defined in Section 6.2.1(d).

"Claim": Any claim, demand, cause of action, suit, proceeding, arbitration, audit, hearing, investigation or inquiry (whether formal or informal).

"Claim Notice": As defined in Section 6.2.3(a).

"Closing": The closing of the transactions contemplated by this Agreement.

"Closing Amount": As defined in Section 2.2.1.

"Closing Balance Sheet": As defined in Section 1.2.5.

"Closing Deficit": As defined in Section 1.2.5.

"Closing Date": As defined in Section 2.1

"COBRA": The health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"Code": The Internal Revenue Code of 1986, as amended.

"Company": Realty Generator, LLC, a Delaware limited liability company.

"Company Balance Sheet": As defined in Section 3.6.

"Company IP": All intellectual property and proprietary rights worldwide owned, used or licensed by the Company, including, without limitation, any and all foreign and domestic trade names, trademarks, service marks, domain names, copyrights, moral rights, trade secret rights, rights in mask works, patent and all associated rights and all registrations, applications, renewals, extensions and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution, unfair trade practice or otherwise associated therewith.

"Company IP Registrations": As defined in Section 3.16.5.

"Company Transaction Expenses" : As defined in Section 7.1.

"Company-Owned IP": Company IP that is owned by the Company.

"Competitive Business": As defined in Section 5.2.1(a).

"Contingency Payments": As defined in Section 1.2.2(a).

"Contract": Any agreement, commitment, lease, license, evidence of indebtedness, mortgage, indenture, security agreement, instrument, note, bond, franchise, permit, concession, or other instrument, obligation or agreement of any kind, written or oral.

"Disclosure Schedules": The Disclosure Schedules attached and made a part hereof and which constitute in their entirety a representation and warranty under Article III.

"DOL": The United States Department of Labor.

"Employee Benefit Plan": Any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, restricted stock, phantom stock, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, arrangement or payroll practice of any kind (including any "employee benefit plan," as defined in Section 3(3) of ERISA) , (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former Manager or employee of the Company (or any dependent or beneficiary of any such individual) or any individual who performs services for the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

"Encumbrance": Any charge, adverse claim, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, defect in title, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

"Excluded Liabilities": As defined in Section 1.1(e).

"ERISA": The Employee Retirement Income Security Act of 1974, as amended.

"Financial Statements": As defined in Section 3.6.

"Fundamental Representations ": As defined in Section 6.1.

"GAAP": Generally accepted accounting principles in the United States.

"HIPAA": The Health Insurance Portability and Accountability Act of 1997, as amended.

"Holdback Amount": is $550,000.

"Inbound Licenses": As defined in Section 3.16.2.

"including" means by way of example and not limitation.

"Indemnified Party": As defined in Section 6.2.3(a).

"Indemnifying Party": As defined in Section 6.2.3(a).

"Intellectual Property Agreements": As defined in Section 3.16.2.

"Inventories": As defined in Section 1.1(a)(iii).

"IRS": The United States Internal Revenue Service.

"Knowledge": Representations and warranties to a party's knowledge mean that in acquiring such knowledge, the party representing and warranting such knowledge has engaged in reasonable inquiry and investigation.

"Liabilities": Liabilities or obligations of any nature whatsoever, known or unknown, fixed or contingent, statutory, contractual or otherwise, disclosed or undisclosed, whether or not accrued.

"Losses": Any losses, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, taxes, costs or expenses (including but not limited to any legal and accounting fees and expenses).

"Managers": the managers of the Company.

"Members ": Each of Tom Ray and Justin Tracy.

"Member Employment Agreements": The Ray Employment Agreement and the Tracy Employment Agreement.

"Member Indemnified Parties": As defined in Section 7.2.2.

"Non-GAAP Deferred Revenue Amount": For an applicable period, the difference between (a) the deferred revenue at the end of such period, and (b) the deferred revenue at the beginning of such period, with deferred revenue determined by Buyer in accordance with GAAP consistently applied for purposes of its external financial reporting for the period specified.

"Notice of Objection": As defined in Section 1.2.2(e).

"Outbound Licenses": As defined in Section 3.16.2.

"Permits": As defined in Section 3.19.

"Person": Any person, corporation, partnership, limited liability company, joint venture, association, organization, other entity or governmental or regulatory authority.

"Personal Property": All personal property owned, leased or rented by the Company.

"Pre-Closing Tax Period": As defined in Section 7.2.1(a).

"Public Software": As defined in Section 3.16.10.

"Purchase Price": As defined in Section 1.2.

"Ray Employment Agreement": As defined in Section 2.2(d).

"Real Property": As defined in Section 3.9(a).

"Returns": Any return, declaration, report, claim or refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Revenue ": As defined in Section 1.2.2(a).

"Segment EBITDA": As defined in Section 1.2.2(c).

"Segment EBITDA Contingency Payments": As defined in Section 1.2.2(c).

"Segment EBITDA Period": As defined in Section 1.2.2(c).

"Significant Contract": As defined in Section 3.10.

"Special Damages Cap": As defined in Section 6.2.1(d).

"Source Code": The human readable source code for any software that is part of the Company-Owned IP as well as any confidential or proprietary information relating to any software source code.

"Taxes": Any and all (i) foreign, federal, state, county or local taxes, charges, fees, levies or other assessments, including, but not limited to, income, excise, gross receipts, property, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, severance, stamp, occupation, windfall profits, social security and unemployment or other taxes, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax; (ii) liability for payment of amounts described in (i) whether as a result of transferee liability, of being a member of an Affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (iii) liability for the payment of amounts described in clauses (i) or (ii) as result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other Person; and "Tax" means any of the foregoing Taxes.

"Third Party Claim": As defined in Section 6.2.3(a).

"Tracy Employment Agreement": As defined in Section 2.2(d).

"Transaction Documents": This Agreement and each of the agreements, certificates, instruments and documents executed or delivered pursuant to the terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.
HOUSEVALUES, INC. By: /s/ Ian Morris __________________________________ Name: Ian Morris Title: CEO
REALTY GENERATOR, LLC By: /s/ Tom Ray Name: Tom Ray Title: CEO
BLACKWATER REALTY, LLC By: /s/ Tom Ray Name: Tom Ray Title: CEO
TOM RAY /s/ Tom Ray______________________
JUSTIN TRACY /s/ Justin Tracy_____________________